UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2008

BONDS.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51076	38-3649127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1515 S. Federal Highway
Suite 212
Boca Raton, FL 33432
 (Address of principal executive offices and Zip Code)

(561) 953-4353
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Secured Convertible Note and Warrant Purchase Agreement

On September 24, 2008, we entered into a Secured Convertible Note and Warrant Purchase Agreement (the “Purchase Agreement”) with four (4) “accredited investors” (as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) (the “Investors”). The Purchase Agreement provides us with the ability to offer and sell up to: (i) 240 Units (as defined below) in exchange for cash consideration of $25,000 per Unit and (ii) 57.625 Units in exchange for the conversion of the Existing Indebtedness (as defined below) at a conversion rate of $25,000 per Unit (the “Offering”).

Pursuant to the terms and conditions of the Purchase Agreement, we raised gross proceeds on September 24, 2008 of $1,765,636, which resulted in our receipt of $320,000 of net cash proceeds after (1) the application of an aggregate of $1,440,636 to the conversion of outstanding indebtedness (the “Existing Indebtedness”) payable to two (2) of the Investors, Christopher D. Moody and Valhalla Investment Partners, and (2) the payment of legal fees incurred in connection with the Offering (defined hereafter). Mr. Moody serves on our Board of Directors and Valhalla Investment Partners is an investment fund co-managed by Mr. Moody.

The securities offered and sold by us on September 24, 2008 under the terms and conditions of the Purchase Agreement represent our sale of: (i) 13 Units (defined hereafter) of a total of 240 Units being offered for sale by us pursuant to the Purchase Agreement in exchange for cash proceeds of up to $6,000,000 and (ii) 57.625 Units of a total of 57.625 Units being offered for sale by us pursuant to the Purchase Agreement in exchange for the conversion of the Existing Indebtedness. We may make additional sales of Units through and until the earlier of (1) December 1, 2008 or (2) the date upon which all 240 Units have been sold.

The Purchase Agreement contains representations and warranties by the Investors and by us as are customary in this type of transaction. Additionally, the Investors have been granted certain “piggyback” registration rights to include the shares of our common stock, par value $0.0001 per share (“Common Stock”) issuable upon conversion of the Notes (defined hereafter) and exercise of the Warrants (defined hereafter) in registration statements filed by us to register our securities.

Secured Convertible Promissory Notes; Security Agreement

In connection with the Purchase Agreement described above, on September 24, 2008, we also issued Secured Convertible Promissory Notes to the Investors in the aggregate principal amount of $1,765,636 (the “Notes”). These Notes, for which the entire outstanding principal amount is due and payable on September 24, 2010 (the “Maturity Date”), accrue interest at a rate of 10% per annum. Accrued but unpaid interest is payable, in full, upon the earlier of (1) the conversion of the Notes, as described hereafter, or (2) on the Maturity Date.

Holders of the Notes have the right, at any time prior to the Maturity Date, to convert the principal and interest due and payable into shares of Common Stock at a conversion price equal to the lesser of (1) $0.375 per share, subject to certain anti-dilution adjustments, or (2) the price paid for our Common Stock in any future sale of our securities, exclusive of certain excluded transactions.

The Notes are secured by security interests granted by us, along with our affiliated companies, Bonds.com Holdings, Inc., Bonds.com, Inc. and Insight Capital Management, LLC, to the Investors in generally all of our assets, pursuant to the terms and conditions of a separate Security Agreement also dated September 24, 2008. The Notes also provide for certain events of default as are customary in this type of transaction.

Common Stock Warrant

In connection with the Purchase Agreement, on September 24, 2008, we also issued to each of the Investors a Common Stock Warrant (the “Warrants”). The Warrants, which may be exercised at anytime through and until September 24, 2013, provide the holders with the right to purchase shares of Common Stock at an exercise price of $0.46875 per share, subject to certain anti-dilution adjustments.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the Offering described in Item 1.01 of this current report, on September 24, 2008, we held the first closing of the Offering, upon which we sold, to the Investors, Notes in an aggregate principal amount of $1,765,636. On such date, these Notes could be converted by the Investors into an aggregate of 4,708,362 shares of Common Stock. Additionally, we issued Warrants to these Investors to purchase an aggregate of 1,177,106 shares of Common Stock at an initial exercise price of $0.46875 per share.

All of such securities offered and sold by us have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information provided in this current report is not an offer to sell nor is it a solicitation of an offer for the purchase of any of our securities and is intended to comply with Rule 135c of the Securities Act.

Item 9.01
Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

99.1	Bonds.com Group, Inc. Secured Convertible Note and Warrant Purchase Agreement dated September 24, 2008 (1)

99.2	Form of Bonds.com Group, Inc. Secured Convertible Promissory Note (1)

99.3	Bonds.com Group, Inc. Security Agreement dated September 24, 2008 (1)

99.4	Form of Bonds.com Group, Inc. Common Stock Warrant (1)

(1) Confidential treatment requested with respect to this document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2008

BONDS.COM GROUP, INC.

By:	/s/ John J. Barry IV
John J. Barry IV
Chief Executive Officer